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                                                                      EXHIBIT 23




CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 2-56437, pertaining to the Employee Stock Purchase Plan; No. 2-91285, pertaining to the 1981 Stock Incentive Plan; Nos. 33-20932 and 33-30229, pertaining to the Guaranteed Stock Plan; and the registration statements filed on July 18, 1994, No. 33-91758 and May 16, 1997, No. 33-27339,
pertaining to the 1991 Barnes Group Stock Incentive Plan) of Barnes Group Inc. of our report dated January 27, 1999 appearing on page 34 of the Annual Report to Stockholders which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 14 of this Form 10-K.


/s/ PricewaterhouseCoopers LLP
--------------------------------
PricewaterhouseCoopers LLP



Hartford, Connecticut
March 23, 1999